Dec 1 2015

“NEAH POWER SYSTEMS ISSUES LETTER TO SHAREHOLDERS – PART II”

Highlights ongoing business initiatives in Part II on Dec 2 2015

BOTHELL, WA – Dec 1, 2015 - Neah Power Systems, Inc. (OTCBB: NPWZ) (OTC: NPWZ) – today issued the following letter to shareholders:

Dear Fellow Shareholders:

Continuing from Part I from yesterday, please see Part II, the update on the various business initiatives

Status of the Shorai Acquisition

Due to the lack of transaction financing, we have decided to postpone the Shorai Acquisition until a larger financing can be closed.

Status of Certain Business Development Initiatives:

Below is a summary of some of the Company’s business development initiatives which, together with other public disclosures made by the Company (including those contained in our most recently published letter to shareholders), should be taken into consideration when considering a loan or investment.

Formira HOD®

NEAH recently released an improved version of the Formira HOD, with BASF, the German Chemical Company, as a preferred supplier for the Formira fuel.

To date, NEAH Power has entered into various teaming agreements with system integrators and manufacturers to incorporate our products into their platforms, as well as resell our products to their customers.  In addition, we are presently negotiating an order for several demonstration units with Clear Path Technologies, a leading security and defense system integrator which is developing markets for our fuel cell products in the U.S., Asia Pacific, and MENA regions.

A recently released video including a technical overview and demonstration of our Formira HOD® system can be found at the following link:

( https://www.youtube.com/watch?v=NQiQ-I77DPc)

DRDO Licensing

NEAH has recently been in high level communications with the DRDO. This has been driven by the recent appointment of the DRDO chief, whose position remained vacant for almost 5 months, since the termination of the previous DRDO chief in Jan 2015. This has created tremendous positive momentum to finalize the licensing proposal that was previously submitted to the DRDO. We are in commercial close at this time, pending a specific date for negotiation and finalization of the licensing agreement.

PowerChip® Battery Update

So far the performance of the battery has exceeded expectations, such that we have begun to discuss developmental and licensing opportunities with leading battery manufacturers, system integrators, and other companies involved in, or seeking entry into, the very lucrative energy storage sector.  We are currently in preliminary discussions with consumer and computing companies, battery manufacturers, and parties who have expressed interest in investing directly into the battery opportunity. Any such direct investment into the battery opportunity could potentially lead to a spin out of this technology.

Customer Sales / Licensing Discussions

The Company is also actively engaged in the following sales and licensing initiatives which are expected to deliver results and sales revenues in the near term:

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We have a non-binding MOU for a strategic Joint Venture with a South African Consortium comprised of a Provincial Government and Platinum Mining Conglomerates regarding the sale and transfer of a license to produce NEAH Power’s fuel cell products for sale in Africa and the Middle East. Said JV is expected to generate significant revenues, as well as provide a preferred source of raw materials for the production of NEAH Power fuel cells and reformers. This JV is expected to generate short term revenue and ongoing royalty payments creating significant long term value for the Company. We are finalizing dates to visit, and to potentially execute final documents during the visit, for this initiative.

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Our Teaming Agreements with Clear Path Technologies, Tectonica (Pvt) Ltd, S4W Technologies, Silent Falcon and Black-I Robotics, to integrate NEAH Power’s power generation and energy storage technologies in mature product lines with established customer bases, while rapidly and cost-effectively developing global markets for its products. Some of the licensing agreements under negotiation, discussed in Part I, developed from these Teaming agreements. Anticipated sales revenues under these teaming agreements is expected to reach $20mm in three years.

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We are discussing a strategic Joint Venture with a Street Furniture/Outdoor Advertising company regarding the sale and integration of NEAH Power’s remote power solutions for long-term operation of public advertising displays to be installed under existing municipal contracts.  Anticipated sales revenues under this JV is expected to reach $6mm in two years.

Thank you for your continued support, and best regards,

Chris D'Couto

President & CEO

For further information, please contact:

info@neahpower.com

425-424-3324 ext. 105

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2014 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2015 for a discussion of such risks, uncertainties and other factors.

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